 Exhibit 99.1

PSB HOLDINGS, INC. RECORDS $3.3 MILLION CREDIT WRITE DOWN

RESULTING IN SEPTEMBER 2013 QUARTERLY EARNINGS OF $.01 PER SHARE

Wausau, WI. – October 25, 2013 – PSB Holdings, Inc. (OTCQB: PSBQ) reported September 2013 quarterly earnings of $.01 per share on net income of $13,000 following recognition of a $3,340,000 credit write down compared to earnings of $.74 per share on net income of $1,226,000 during the September 2012 quarter. Year to date earnings during the nine months ended September 30, 2013 were $1.93 per share on net income of $3,181,000 compared to earnings of $2.60 per share on net income of $4,324,000 during 2012. The results of all periods were significantly impacted by special items including a $3,340,000 credit write down during 2013 and PSB’s acquisition of Marathon State Bank during 2012.

Excluding the large credit write down (net of the subsequent reductions to employee incentive costs related to lower net income performance as a result of the write down), and the gain on purchase of Marathon and related acquisition expenses, proforma September 2013 quarterly earnings would have been $1.07 per share on net income of $1,766,000 compared to earnings of $.90 per share on net income of $1,499,000 during the September 2012 quarter, up 19% per share. Likewise, year to date earnings during the nine months ended September 30, 2013 would have been $2.94 per share on net income of $4,863,000 compared to earnings of $2.57 per share on net income of $4,274,000 during 2012, up 14% per share. Proforma earnings increased during 2013 compared 2012 primarily due to increased net interest income on earning asset growth while operating expense before the special items noted previously increased slightly.

Peter W. Knitt, President and CEO of PSB noted, “September 2013 was a very disappointing quarter due to the $3.3 million loan write down after we identified an apparent customer fraud impacting several banks. Due to the uncertainty surrounding collection of remaining collateral and potential insurance reimbursements, we charged-off the entire remaining balance. This large charge-off masked what would have been tremendous income results from higher net interest income on growth, well managed operating expenses, and improving credit trends.”

Financial Highlights

❖  Proforma earnings per share before special items up 19% during the September 2013 quarter and up 14% year to date compared to the 2012 comparable periods.

❖  September 2013 quarterly proforma return on equity of 12.31% and proforma return on average assets of 1.01% compared to proforma return on equity of 11.13% and proforma return on average assets of .85% during the September 2012 quarter, before special items.

❖  Stable linked quarter net interest margin of 3.40% during the September 2013 quarter compared to 3.41% during the June 2013 quarter and 3.37% during the March 2013 quarter.

❖  Nonperforming assets continue to decline, totaling $10,285,000 at September 30, 2013, down $2,169,000, or 17%, from December 31, 2012. Nonperforming assets were 1.46% of total assets at September 30, 2013 compared to 1.75% of assets at December 31, 2012.

❖  Loan growth of $39 million since December 31, 2012 reaching $517 million in total loans receivable at September 30, 2013, up 8% since the beginning of the year including growth in all significant loan categories.

1

Balance Sheet Highlights

Total assets were $705.9 million at September 30, 2013 compared to $712.0 million at December 31, 2012, down $6.1 million, or .9%. During the nine months ended September 30, 2013, cash and cash equivalents and investment securities declined $43.8 million to fund $21.9 million in commercial related loan growth and $16.9 million in residential real estate loan growth. Since December 31, 2012, local deposits declined $22.4 million which were replaced by a $19.2 million increase in wholesale deposits and FHLB advances. However, local deposits since June 30, 2013 increased $17.4 million, or 4%, as the year to date deposit decline is due to seasonal municipal tax deposits held at December 31 which are typically withdrawn during February each year. During the December 2013 quarter, loan growth is expected to slow while seasonal tax deposits will significantly increase cash and cash equivalents or reduce maturing wholesale funding at December 31, 2013. Wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) was $137.3 million (19.5% of total assets) at September 30, 2013 compared to $118.1 million of assets (16.6% of total assets) at December 31, 2012.

Asset Quality, Credit Costs, and Allowance for Loan Losses Highlights

PSB recorded a $3,340,000 provision for loan losses during the September 2013 quarter due to the write down of a loan to a grain commodities dealer who was discovered to have misrepresented inventory collateral, financial statements, inventory records, and federal warehouse receipts taken as collateral. The borrower and its operations remain under investigation by the authorities. Separate from this loss, there was no provision for loan losses recorded during the September 2013 or 2012 quarters. During the September 2013 quarter, PSB incurred a $144,000 loss on foreclosed assets compared to a $330,000 loss during the September 2012 quarter.

Separate from the large grain loss, PSB recorded a $675,000 provision for loan losses during the nine months ended September 30, 2013 compared to a provision of $325,000 during the nine months ended September 30, 2012. For the nine months ended September 30, the loss on foreclosed assets was $294,000 and $567,000 during 2013 and 2012, respectively. Taken together, September 2013 quarterly credit costs excluding the large grain loss were $144,000 compared to $330,000 during the September 2012 quarter. Excluding the large grain loss, total credit costs were $969,000 in the nine months ended September 30, 2013 compared to $892,000 in 2012.

Net charge-offs of loan principal were $3,854,000 and $4,320,000 during the quarter and nine months ended September 30, 2013, respectively (including $3,340,000 for the large grain loss in each period). Net charge-offs were $217,000 and $835,000 during the quarter and nine months ended September 30, 2012, respectively. Excluding the large grain loss, during the nine months ended September 30, annualized net loan charge offs were .26% and .24% during 2013 and 2012, respectively.

Total nonperforming assets were $10,285,000 at September 30, 2013 and decreased $2,169,000, or 17%, since December 31, 2012, and decreased $6,906,000, or 40%, since September 30, 2012. At September 30, 2013, the allowance for loan losses was $7,126,000, or 1.36% of total loans (82% of nonperforming loans), compared to $7,431,000, or 1.53% of total loans (70% of nonperforming loans) at December 31, 2012, and $7,431,000, or 1.55% of total loans (53% of nonperforming loans) at September 30, 2012.

All nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship included two relationships at both September 30, 2013 and December 31, 2012, totaling $1,407,000 at September 30, 2013 and $1,416,000 at December 31, 2012. No new large nonperforming credits were identified during the September 2013 quarter. Specific reserves maintained on these large problem loans were $490,000 at September 30, 2013 and $269,000 at December 31, 2012. During the December 2013 quarter, PSB expects restructured loans not on nonaccrual to increase from addition of a $3.1 million municipal tax financing district development loan upon restructuring of the debt issue. At September 30, 2013, PSB classified this municipal loan as an impaired but performing loan and maintained no specific reserves applicable to this credit.

2

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	September 30,		December 31
(dollars in thousands)	2013	2012	2012

Nonaccrual loans (excluding restructured loans)	$4,063	$5,951	$6,491
Nonaccrual restructured loans	2,973	2,189	1,224
Restructured loans not on nonaccrual	1,643	5,952	2,965
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	8,679	14,092	10,680
Nonaccrual trust preferred investment security	—	750	—
Foreclosed assets	1,606	2,349	1,774

Total nonperforming assets	$10,285	$17,191	$12,454

Nonperforming loans as a % of gross loans	1.66%	2.93%	2.20%
Total nonperforming assets as a % of total assets	1.46%	2.48%	1.75%
Allowance for loan losses as a % of nonperforming loans	82.11%	52.73%	69.58%

Capital and Liquidity Highlights

During the nine months ended September 30, 2013, stockholders’ equity increased $1,565,000 primarily from $3,183,000 of net income less $644,000 of dividends declared and further offset by a $962,000 reduction in unrealized gains on fixed rate securities as national interest rates increased in response to expected actions by the Board of Governors of the Federal Reserve if national economic conditions improve.

During the nine months ended September 30, 2013, PSB repurchased 10,030 shares of treasury stock on the open market at an average price of $26.78 per share. During the nine months ended September 30, 2012, 200 shares of common stock were repurchased at an average price of $23.25 per share.

On February 1, 2013, PSB refinanced $7 million of 8% senior subordinated notes with $1 million of cash and $6 million in proceeds from issuance of new debt. The new debt includes $4 million of privately placed senior subordinated notes carrying a 3.75% fixed interest rate with interest only payments, due in 2018, and $2 million in a fully amortizing term note with a correspondent bank carrying a floating rate of interest and maturing in 2015. Although the previous 8% notes qualified as Tier 2 regulatory capital, the new $6 million in notes do not qualify as Tier 2 regulatory capital. The refinancing reduced interest expense during the quarter and nine months ended September 30, 2013 by $91,000 and $237,000, respectively, compared to the prior year periods, and contributed to increased quarterly net income from continuing operations in 2013 compared to the prior year.

Net book value increased to $33.92 per share at September 30, 2013, compared to $32.93 per share at December 31, 2012, an increase of 3.0%. PSB’s equity to assets ratio increased to 7.93% at September 30, 2013 compared to 7.65% at December 31, 2012 due to increased retained earnings and a .9% reduction in assets during the past nine months. However, the equity to assets ratio continues to be less than 8.49% at March 31, 2012 prior to the purchase of Marathon in the June 2012 quarter using existing cash on hand without the issuance of new common stock. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at September 30, 2013.

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In July 2013, the banking regulatory agencies finalized new regulatory rules applicable to all banks, often referred to as the “Basel III” capital requirements. The new rules expand the number of capital measurements and the new minimums over which a bank may pay dividends, certain executive compensation, or be considered adequately capitalized. Other changes addressed the amount of capital required on a “risk adjusted” basis for certain assets and other obligations. The new rules begin to be effective during the March 2015 quarter, with an extended implementation period for certain measures. PSB expects regulatory capital ratios to be negatively impacted when the changes are fully implemented, but does not expect to issue additional common stock solely to meet the new requirements or that recurring operations or growth potential will be significantly impacted.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At September 30, 2013, unused and available wholesale funding was approximately $252 million, or 36% of total assets, compared to $273 million, or 38% of total assets at December 31, 2012. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit.

Net Interest Margin Highlights

Tax adjusted net interest income totaled $5,666,000 (on net margin of 3.40%) during the September 30, 2013 quarter compared to $5,560,000 (3.41%) in the June 2013 quarter and $5,412,000 (3.37%) in the September 2012 quarter. During the nine months ended September 30, tax adjusted net income totaled $16,672,000 (on net margin of 3.39%) and $15,493,000 (on net margin of 3.43%) during 2013 and 2012, respectively. The increase in net interest income was driven by increased average earning assets during the September 2013 quarter and year to date periods compared to the prior year which included both organic loan growth as well as assets purchased with Marathon State Bank during June 2012. During the nine months ended September 30, 2013, net interest income would have increased $1,977,000 from earning asset growth but was reduced $798,000 due to lower net margin.

Although net interest income increased over prior quarterly periods from increased average earning assets, net margin remains under significant pressure from falling loan yields. During the quarter ended September 30, 2013, loan yields declined .09% (to 4.52%) while average deposit costs declined .04% (to .54%) compared to the linked June 2013 quarter. During the September 2013 quarter, tax adjusted investment security yields increased .09% (to 3.26%) compared to the linked June 2013 quarter, helping to offset a portion of the loan yield decline.

In light of very low market rates and intense competition for high credit quality loan growth, PSB expects loan yields during the upcoming quarter to decline slightly as maturities and originations are repriced at rates lower than the current portfolio. The decline in loan yield may be greater than deposit costs can be reduced with deposit rates already near functional minimums. In addition, PSB expects investment securities yields to decline during the September 2013 quarter as maturing funds are reinvested into significantly lower market yields. Net margin could decline slightly during the December 2013 quarter and net interest income could decline from that seen during the September 2013 quarter if loan growth does not continue.

Noninterest and Fee Income Highlights

Total noninterest income for the quarter ended September 30, 2013 was $1,411,000, compared to $1,444,000 earned during the September 2012 quarter, a decrease of $33,000, or 2.2% as higher retail investment sales commissions were offset by lower mortgage banking income. Mortgage banking income decreased $174,000, or 31.2% during the September 2013 quarter compared to the linked June 2013 quarter as national mortgage rates increased from historical lows and mortgage refinance activity dropped off sharply. We expect mortgage banking income to continue to decline slightly in the December 2013 quarter but at a slower pace than seen during the September 2013 quarter.

Total noninterest income for the nine months ended September 30, 2013 was $4,349,000 compared $5,009,000 during 2012. However, the prior year period included an $851,000 nonrecurring gain on purchase of Marathon. Excluding this special gain, year to date noninterest income would have been $4,349,000 and $4,158,000 in 2013 and 2012, respectively, an increase of $191,000, or 4.6%, from a $125,000 increase in mortgage banking (up 10.3%) and a 133,000 increase in retail investment sales commissions (up 23.7%).

4

Operating Expense Highlights

Noninterest expenses totaled $3,817,000 during the September 2013 quarter compared to $4,860,000 during the September 2012 quarter. However, both quarterly periods included special items including a $458,000 reduction in employee incentive costs during 2013 on recognition of the large grain charge-off and $427,000 of acquisition and conversion expenses associated with the purchase of Marathon during 2012. Excluding the proforma effect of the wage reduction, the special Marathon items, and the loss on foreclosed assets, noninterest expense would have been $4,131,000 during the September 2013 quarter and $4,103,000 during the September 2012 quarter, an increase of $28,000, or .7%.

Noninterest expenses totaled $12,115,000 during the nine months ended September 30, 2013 compared to $13,043,000 during the 2012 year to date period. As with the September quarterly periods, both year to date periods included special items including a $458,000 reduction in employee incentive costs during 2013 on recognition of the large grain charge-off and $619,000 of acquisition and conversion expenses associated with the purchase of Marathon during 2012. Excluding the proforma effect of the wage reduction, the special Marathon items, and the loss on foreclosed assets, noninterest expense would have been $12,279,000 during 2013 and $11,857,000 during 2012, an increase of $422,000, or 3.6%. The majority of the increase in proforma noninterest expense during 2013 would have been due to a $358,000 increase in wage expense, primarily from performance incentives that would have existed prior to recognition of the large September 2013 quarterly grain loan charge-off.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, changes in noninterest income and expenses, proforma impacts to income from nonrecurring or unusual income and expense items, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2012. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

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5

PSB Holdings, Inc.
Quarterly Financial Summary

(dollars in thousands, except per share data)	Quarter ended – Unaudited
	Sept. 30,	June 30	March 31,	Dec. 31,	Sept. 30,
Earnings and dividends:	2013	2013	2013	2013	2012

Net income	$13	$1,561	$1,609	$1,685	$1,226
Basic earnings per share(3)	$0.01	$0.95	$0.97	$1.01	$0.74
Diluted earnings per share(3)	$0.01	$0.95	$0.97	$1.01	$0.74
Dividends declared per share(3)	$—	$0.39	$—	$0.38	$—
Net book value per share	$33.92	$34.04	$33.71	$32.93	$32.34
Semi-annual dividend payout ratio	n/a	20.32%	n/a	21.72%	n/a
Average common shares outstanding	1,651,518	1,651,664	1,656,162	1,662,929	1,663,472

Balance sheet - average balances:

Loans receivable, net of allowances	$510,937	$499,425	$485,495	$472,096	$460,697
Total assets	$695,344	$688,353	$689,687	$691,688	$698,103
Deposits	$537,836	$525,158	$541,672	$546,371	$550,564
Stockholders’ equity	$56,907	$57,223	$55,137	$54,661	$53,440

Performance ratios:

Return on average assets(1)	0.01%	0.91%	0.95%	0.97%	0.70%
Return on average stockholders’ equity(1)	0.09%	10.94%	11.83%	12.26%	9.13%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.09%	8.18%	7.82%	7.71%	7.44%
Net loan charge-offs to average loans(1)	2.97%	0.12%	0.26%	0.38%	0.19%
Nonperforming loans to gross loans	1.66%	1.89%	2.02%	2.20%	2.93%
Allowance for loan losses to gross loans	1.36%	1.49%	1.49%	1.53%	1.55%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	16.73%	17.75%	19.33%	20.54%	28.59%
Net interest rate margin(1)(2)	3.40%	3.41%	3.37%	3.38%	3.37%
Net interest rate spread(1)(2)	3.23%	3.24%	3.20%	3.19%	3.21%
Service fee revenue as a percent of
average demand deposits(1)	2.01%	2.02%	1.89%	1.94%	2.17%
Noninterest income as a percent
of gross revenue	17.22%	18.54%	17.60%	18.35%	17.24%
Efficiency ratio(2)	53.94%	59.52%	59.50%	61.31%	70.89%
Noninterest expenses to average assets(1)	2.18%	2.46%	2.40%	2.50%	2.77%

Stock price information:

High	$31.50	$31.00	$28.50	$28.75	$29.20
Low	$29.40	$27.76	$25.30	$25.50	$24.50
Market value at quarter-end	$29.76	$29.25	$28.00	$26.00	$28.75

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

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PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data – unaudited)	2013	2012	2013	2012

Interest and dividend income:
Loans, including fees	$5,865	$5,965	$17,333	$17,591
Securities:
Taxable	509	578	1,566	1,725
Tax-exempt	383	372	1,133	934
Other interest and dividends	15	18	56	57

Total interest and dividend income	6,772	6,933	20,088	20,307

Interest expense:
Deposits	738	1,037	2,279	3,259
FHLB advances	323	356	977	1,061
Other borrowings	165	150	490	447
Senior subordinated notes	38	141	147	425
Junior subordinated debentures	86	86	255	256

Total interest expense	1,350	1,770	4,148	5,448

Net interest income	5,422	5,163	15,940	14,859
Provision for loan losses	3,340	—	4,015	325

Net interest income after provision for loan losses	2,082	5,163	11,925	14,534

Noninterest income:
Service fees	422	424	1,170	1,239
Mortgage banking	384	462	1,338	1,213
Investment and insurance sales commissions	204	186	695	562
Net gain on sale of securities	—	—	12	—
Increase in cash surrender value of life insurance	102	102	300	304
Gain on bargain purchase	—	—	—	851
Other noninterest income	299	270	834	840

Total noninterest income	1,411	1,444	4,349	5,009

Noninterest expense:
Salaries and employee benefits	2,031	2,329	6,609	6,709
Occupancy and facilities	408	408	1,324	1,210
Loss on foreclosed assets	144	330	294	567
Data processing and other office operations	449	892	1,403	1,724
Advertising and promotion	80	71	234	235
FDIC insurance premiums	100	123	311	335
Other noninterest expenses	605	707	1,940	2,263

Total noninterest expense	3,817	4,860	12,115	13,043

Income (loss) before provision (credit) for income taxes	(324)	1,747	4,159	6,500
Provision (credit) for income taxes	(337)	521	976	2,176

Net income	$13	$1,226	$3,183	$4,324
Basic earnings per share	$0.01	$0.74	$1.93	$2.60
Diluted earnings per share	$0.01	$0.74	$1.93	$2.60

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PSB Holdings, Inc.
Consolidated Statements of Comprehensive Income (Loss)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands – unaudited)	2013	2012	2013	2012

Net income	$13	$1,226	$3,183	$4,324

Other comprehensive income, net of tax:

Unrealized gain (loss) on securities available for sale	(265)	14	(780)	(60)

Reclassification adjustment for security gain included in net income	—	—	(7)	—

Accretion (amortization) of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	16	(66)	(175)	(210)

Unrealized gain (loss) on interest rate swap	(39)	(64)	45	(177)

Reclassification adjustment of interest rate swap settlements included in earnings	28	26	84	77

Comprehensive income (loss)	$(247)	$1,136	$2,350	$3,954

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PSB Holdings, Inc.
Consolidated Balance Sheets
September 30, 2013 unaudited, December 31, 2012 derived from audited financial statements
	September 30,	December 31,
(dollars in thousands, except per share data – unaudited)	2013	2012
Assets

Cash and due from banks	$15,283	$20,332
Interest-bearing deposits and money market funds	881	1,431
Federal funds sold	916	27,084

Cash and cash equivalents	17,080	48,847

Securities available for sale (at fair value)	61,280	75,387
Securities held to maturity (fair value of $71,914 and $72,364)	71,772	69,822
Bank certificates of deposit	2,481	4,465
Loans held for sale	824	884
Loans receivable, net of allowance for loan losses	516,873	477,991
Accrued interest receivable	2,257	2,157
Foreclosed assets	1,606	1,774
Premises and equipment, net	9,699	10,240
Mortgage servicing rights, net	1,662	1,233
Federal Home Loan Bank stock (at cost)	3,594	2,506
Cash surrender value of bank-owned life insurance	12,723	11,813
Other assets	4,047	4,847

TOTAL ASSETS	$705,898	$711,966

Liabilities

Non-interest-bearing deposits	$92,141	$89,819
Interest-bearing deposits	462,098	475,623

Total deposits	554,239	565,442

Federal Home Loan Bank advances	58,124	50,124
Other borrowings	20,353	20,728
Senior subordinated notes	4,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	5,438	6,493

Total liabilities	649,886	657,519

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 6,000,000 shares
Issued – 1,830,266 shares; Outstanding – 1,651,518 shares	1,830
Issued – 1,830,266 shares; Outstanding – 1,653,472 shares		1,830
Additional paid-in capital	6,930	7,020
Retained earnings	51,516	48,977
Accumulated other comprehensive income, net of tax	561	1,394
Treasury stock, at cost – 178,748 and 176,794 shares, respectively	(4,825)	(4,774)

Total stockholders’ equity	56,012	54,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$705,898	$711,966

9

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Quarter ended September 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$518,504	$5,912	4.52%	$468,437	$6,022	5.11%
Taxable securities	77,961	509	2.59%	100,617	578	2.29%
Tax-exempt securities(2)	54,636	580	4.21%	49,764	564	4.51%
FHLB stock	3,594	2	0.22%	2,761	2	0.29%
Other	5,869	13	0.88%	17,392	16	0.37%

Total(2)	660,564	7,016	4.21%	638,971	7,182	4.47%

Non-interest-earning assets:
Cash and due from banks	10,912			33,635
Premises and equipment, net	9,786			10,179
Cash surrender value insurance	12,350			11,648
Other assets	9,299			11,410
Allowance for loan losses	(7,567)			(7,740)

Total	$695,344			$698,103

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$168,860	$89	0.21%	$168,067	$206	0.49%
Money market deposits	121,267	100	0.33%	111,203	131	0.47%
Time deposits	164,441	549	1.32%	193,719	700	1.44%
FHLB borrowings	59,537	323	2.15%	51,700	356	2.74%
Other borrowings	22,797	165	2.87%	18,725	150	3.19%
Senior subordinated notes	4,000	38	3.77%	7,000	141	8.01%
Junior subordinated debentures	7,732	86	4.41%	7,732	86	4.42%

Total	548,634	1,350	0.98%	558,146	1,770	1.26%

Non-interest-bearing liabilities:
Demand deposits	83,268			77,575
Other liabilities	6,535			8,942
Stockholders’ equity	56,907			53,440

Total	$695,344			$698,103

Net interest income		$5,666			$5,412
Rate spread			3.23%			3.21%
Net yield on interest-earning assets			3.40%			3.37%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

10

PSB Holdings, Inc.
Average Balances ($000s) and Interest Rates
Nine Months Ended September 30,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$506,241	$17,481	4.62%	$456,375	$17,744	5.19%
Taxable securities	84,426	1,566	2.48%	91,062	1,725	2.53%
Tax-exempt securities(2)	53,314	1,717	4.31%	38,965	1,415	4.85%
FHLB stock	3,189	6	0.25%	2,878	6	0.28%
Other	9,631	50	0.69%	14,934	51	0.46%

Total(2)	656,801	20,820	4.24%	604,214	20,941	4.63%

Non-interest-earning assets:
Cash and due from banks	10,147			19,188
Premises and equipment, net	10,009			10,003
Cash surrender value insurance	12,087			11,546
Other assets	9,632			11,383
Allowance for loan losses	(7,529)			(7,881)

Total	$691,147			$648,453

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$173,931	$295	0.23%	$149,816	$631	0.56%
Money market deposits	119,489	299	0.33%	109,171	452	0.55%
Time deposits	162,314	1,685	1.39%	175,203	2,176	1.66%
FHLB borrowings	58,923	977	2.22%	51,215	1,061	2.77%
Other borrowings	22,368	490	2.93%	19,166	447	3.12%
Senior subordinated notes	4,750	147	4.14%	7,000	425	8.11%
Junior subordinated debentures	7,732	255	4.41%	7,732	256	4.42%

Total	549,507	4,148	1.01%	519,303	5,448	1.40%

Non-interest-bearing liabilities:
Demand deposits	79,146			69,524
Other liabilities	6,042			7,201
Stockholders’ equity	56,452			52,425

Total	$691,147			$648,453

Net interest income		$16,672			$15,493
Rate spread			3.23%			3.23%
Net yield on interest-earning assets			3.39%			3.43%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.